Exhibit 10.46

January 18, 2022

Mr. Edward B. Berg

420 Oakdale Avenue

Corte Madera, CA 94925

Via email

Re:         Offer of Employment

Dear Ed,

Vaxart, Inc. (the “Company” or “Vaxart”) is pleased to offer you the position of Senior Vice President and General Counsel. This position is a full-time position, reporting to Andrei Floroiu, President and Chief Executive Officer. We tentatively propose February 14, 2022 as your start date (“Start Date”), but will confirm that date at a later time to take into account any needs you or Vaxart may have as we transition you into your new role.

Salary, Bonus Rate and Benefits

You will be paid a salary at the rate of $390,000 per year, less applicable tax withholdings. Your position is classified as exempt under applicable law, which means you will not be eligible for overtime compensation. Your salary will be paid in regular monthly installments pursuant to the Company’s regular payroll practices. Your salary will be reviewed approximately annually as part of the Company’s normal performance and salary review process.

You will be eligible to participate in Vaxart’s annual bonus program for senior executives. Bonuses are paid annually at the discretion of Vaxart’s Board and management, based on both the success of the Company in meeting its goals and the performance of the individual. Your target annual bonus opportunity is 40% of your salary earned in the year and will be pro-rated for 2022.

In addition to your compensation, you are eligible to participate in the standard benefit plans offered to all eligible employees, as described in Vaxart’s Summary of Employee Benefits, subject to any eligibility requirements imposed by such plans. The Company currently offers group medical, dental, vision insurance life, accidental death and dismemberment (AD&D), and long-term disability insurance, to regular status employees who work a minimum of 30 hours per week on a regular basis. Eligibility begins on the first of the month following the date of hire. Benefits may be changed at any time at the discretion of the Company. The Company will reimburse you for business expenses, including travel costs while travelling on Company business, in accordance with the Company’s regular policy for reimbursement of business expenses applicable to senior executive officers.

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Regular status employees are eligible for vacation, sick leave and paid holidays as described in the Vaxart Employee Handbook.

We currently provide matching of the first 3% of your salary that you contribute to the Company sponsored 401(k) Plan. As with other benefits, this may change at any time at the Company’s discretion.

Law License

We understand that you are licensed to practice law in the state of in California. We understand you will file an application for admission to practice law in Florida (the “Applicable Jurisdiction”). If you fail to become admitted to practice law in the Applicable Jurisdiction within the reasonable period of time established by the Chief Executive Officer, we reserve the right to terminate your employment for “cause” under the Company’s Severance Benefit Plan. The Company shall reimburse you for all fees and expenses relating to you becoming admitted to practice law in the Applicable Jurisdiction, along with all annual fees and expenses relating to continuing legal education required to maintain your license in the Applicable Jurisdiction and the state of California.

Equity Grant

The Board of Directors or the Compensation Committee thereof will grant you a nonqualified stock option to purchase 285,000 shares of the Company’s common stock, subject to and conditioned upon your commencement of employment with the Company, and effective on the first business day that occurs after your commencement of employment. The stock option shall have an exercise price equal to the closing stock price on the date of grant and shall vest over 48 months, with 25% vesting after one year and 1/48th vesting monthly thereafter, and shall otherwise be subject to the terms of the Company’s 2019 Equity Incentive Plan and form of stock option award agreement approved thereunder.

At-Will Employment

Your employment with the Company is “at-will.” That means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. In addition, your job duties, title, responsibilities, reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time at the sole discretion of the Company. The “at-will” nature of your employment is one aspect of our employment relationship that will not change during your tenure as an employee, except by way of a written agreement expressly altering the at-will employment relationship and signed by you and the Company’s CEO.

Severance

You shall participate in the Company’s Severance Benefit Plan, as amended from time to time (the “Severance Plan”), subject to applicable eligibility requirements set forth in Section 3 of the Severance Plan. A copy of the Severance Plan will be provided under separate cover. Notwithstanding anything contained in the Severance Plan to the contrary, your “Non-CiC Severance Period”, as defined in the Severance Plan, shall be 6 months and your “CiC Severance Period”, as defined in the Severance Plan, shall be 12 months.

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Work Location

You initially will work from your home office in California and travel to the Company’s headquarters or other locations as requested by the Chief Executive Officer or the Board. Reasonable and customary travel expenses between your home office and other locations will be reimbursed in accordance with the Company’s travel policy.

We expect that you will relocate to the Miami, Florida area no later than September 11, 2022, with the consent of the Chief Executive Officer, which consent shall not be unreasonably delayed or withheld, and work either from the Company’s offices in that city or from your home office at the discretion of the Chief Executive Officer, subject to you becoming licensed to practice law in Florida as in-house counsel. The Company shall make a one-time aggregate payment to you of $100,000 (the “Allowance”) to compensate you for the costs related to your relocation. The Allowance shall be paid, less applicable tax withholdings, within 10 calendar days after your relocation date. The Allowance shall not be considered a part of your normal or expected compensation for purposes of calculating severance payments, bonuses, long-service awards or retirement benefits or similar payments. The Company shall have no other obligation to reimburse you for any costs related to your relocation, including any commuting expenses. Should you resign from employment prior to the one-year anniversary of date on which the Allowance is paid, you authorize the Company to deduct the full amount of such Allowance installment from your compensation to the extent permitted by law, and you agree pay the outstanding balance, if any, within 30 days from your last day of employment.

Indemnification and Insurance.

The Company will indemnify you for claims made against you in connection with your employment as Senior Vice President and General Counsel to the extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time, and applicable to other similarly situated directors and senior executive officers. In addition, as Senior Vice President and General Counsel of the Company, you will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	Your ability to provide satisfactory documentary proof of your identity and eligibility to work in the United States on or before your third day of employment.
•	Your submission of the required paperwork to become admitted to practice law in Florida.
•	The satisfactory results of a background screening, which includes reference checks, and education and employment verifications.
•	Your signed agreement to, and ongoing compliance with, the terms of our Employee Proprietary Information and Inventions Agreement.

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•	Providing proof that you have been fully vaccinated against COVID-19, unless you are entitled to an accommodation for personal medical or religious reasons under applicable law. Your accommodation request must be requested upon execution of this offer letter via Vaxart forms and be supported by appropriate documentation. Vaxart will determine your eligibility for an accommodation in its sole discretion.
•	Your execution and return of the enclosed copy of this letter no later than January 24, 2022, after which time this offer will expire.
•	By signing and accepting this offer, you represent and warrant that: (a) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company as its employee; and (b) you have no and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this offer, and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment. Any representations, whether written or oral, not contained in this letter or contrary to those contained in this letter that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the CEO. Florida law shall govern this letter. If any provision of this letter is held invalid or unenforceable, such provision shall be severed, and the remaining provisions shall continue to be valid and enforceable.

We look forward to your accepting this offer and our having a mutually rewarding relationship.

As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below.

If you have any questions regarding this letter, please feel free to contact me.

Sincerely,

VAXART, INC.

/s/ ANDREI FLOROIU
By: Andrei Floroiu
President and Chief Executive Officer

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I, Edward Berg, accept the above offer and will begin employment on the date set forth above.

/s/ EDWARD BERG	1/18/2022
Signature	Date